Exhibit 99.1


FOR IMMEDIATE RELEASE
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                 COMMSCOPE ANNOUNCES WORK FORCE REDUCTIONS
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HICKORY, NC -- (APRIL 2, 2001) CommScope, Inc. (NYSE: CTV) today announced that it has eliminated approximately 500 permanent positions or about 13% of its workforce and cut temporary workers in response to the ongoing economic slowdown. As of December 31, 200, the Company employed approximately 4,000 permanent employees.

"In response to market conditions, we have managed cost carefully and utilized mandatory, rotating layoffs over the past few months as a first step in balancing the work force with business levels," said Frank M. Drendel, CommScope Chairman and Chief Executive Officer. "Unfortunately, permanent workforce reductions were a necessary next step for us to prudently manage our business and to remain competitive in this challenging economic environment. Our number one priority is to maintain production flexibility and service capabilities while aligning our cost structure with our customers' priorities and plans."

The Company expects to incur charges related to the layoffs of up to $0.02 per diluted share during the first quarter. However, prior to one-time charges, the Company continues to expect first-quarter earnings to be consistent with its previous guidance dated March 7, 2001. CommScope plans to release first quarter results and review its outlook in the earnings release and conference call scheduled for April 24, 2001.

"Despite difficult current market conditions and uncertainty for the remainder of 2001, we remain confident about the market opportunity ahead of us over the longer term. This confidence is based on the global acceptance of Hybrid Fiber Coax (HFC) networks and the belief that much more work needs to be done before the majority of the world's countries have experienced the power of broadband wired and wireless networks. While we are evaluating the timing and location of some capacity additions, we have not fundamentally changed our long-term, strategic plans to expand our worldwide capabilities," Drendel added.

CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coaxial (HFC) applications and is a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications.

This press release contains forward-looking statements regarding first-quarter earnings and outlook that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, the ability of the company to implement cost reductions in a timely manner and the success of those actions, worldwide economic conditions, telecommunications industry capital spending, expected demand from AT&T and others, excess capacity, changes in cost and availability of key raw materials, successful implementation of the bi-metals operation and other vertical integration activities, pricing and acceptance of CommScope's products, successful expansion and related operation of our facilities, effective implementation of our integrated information system, developments in technology, industry competition, ability of our customers to secure adequate financing, regulatory changes affecting our industries and other factors. For a more detailed description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

CONTACTS:

PHIL ARMSTRONG                      BETSY LAMBERT, APR
INVESTOR RELATIONS                  MEDIA RELATIONS
(828) 323-4848                      (828) 323-4873

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